Exhibit 3.2

THIRTEENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEMPUS AI, INC.

Eric Lefkofsky hereby certifies that:

ONE: The current name of this corporation is Tempus AI, Inc. The original name of this corporation is Bioin, Inc., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was September 21, 2015.

TWO: The original Certificate of Incorporation of this corporation was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 29, 2015 and was further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on February 12, 2016. The Amended and Restated Certificate of Incorporation was filed on June 20, 2016 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 6, 2016. The Second Amended and Restated Certificate of Incorporation was filed on November 22, 2016 with the Secretary of State of the State of Delaware. The Third Amended and Restated Certificate of Incorporation was filed on April 17, 2017 with the Secretary of State of the State of Delaware. The Fourth Amended and Restated Certificate of Incorporation was filed on September 8, 2017 with the Secretary of State of the State of Delaware. The Fifth Amended and Restated Certificate of Incorporation was filed on March 16, 2018 with the Secretary of State of the State of Delaware. The Sixth Amended and Restated Certificate of Incorporation was filed on August 23, 2018 with the Secretary of State of the State of Delaware. The Seventh Amended and Restated Certificate of Incorporation was filed on April 30, 2019 with the Secretary of State of the State of Delaware. The Eighth Amended and Restated Certificate of Incorporation was filed on February 6, 2020 with the Secretary of State of the State of Delaware. The Ninth Amended and Restated Certificate of Incorporation was filed on November 19, 2020 with the Secretary of State of the State of Delaware and was further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 15, 2021. The Tenth Amended and Restated Certificate of Incorporation was filed on April 18, 2022 with the Secretary of State of the State of Delaware. The Eleventh Amended and Restated Certificate of Incorporation was filed on October 11, 2023 with the Secretary of State of the State of Delaware and was amended by a Certificate of Amendment filed on December 7, 2023. The Twelfth Amended and Restated Certificate of Incorporation was filed on October 11, 2023 with the Secretary of State of the State of Delaware and was amended by a Certificate of Amendment filed on April 29, 2024.

THREE: He is the duly elected and acting Chief Executive Officer of TEMPUS AI, INC., a Delaware corporation.

FOUR: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this company is Tempus AI, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” (the “Common Stock”) and “Preferred Stock” (the “Preferred Stock”). The total number of shares of Common Stock that the Company is authorized to issue is 1,005,500,000 shares, 1,000,000,000 shares of which shall be designated as a series of Common Stock denominated as “Class A Common Stock” (the “Class A Common Stock”) and 5,500,000 shares of which shall be designated as a series of Common Stock denominated as “Class B Common Stock” (the “Class B Common Stock”). The total number of shares of Preferred Stock that the Company is authorized to issue is 20,000,000 shares. The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

B. Subject to the restrictions of Section 4(d) of Part D of Article IV, the Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized by resolution or resolutions to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1.  Definitions.

(a) “Acquisition” means any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes.

(b) “Asset Transfer” means the sale, lease or exchange of all or substantially all the assets of the Company.

(c) “Board of Directors” means the board of directors of the Company.

(d) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

(e) “Disposition Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to direct any sale, assignment, transfer, conveyance hypothecation or other transfer or disposition, directly or indirectly, of such share.

(f) “Entity” means any corporation, partnership, limited liability company or other legal entity.

(g) “Effective Time” means the time this Thirteenth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware became effective in accordance with the DGCL.

(h) “Family Member” means with respect to any natural person, the spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such individual.

(i) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the last Trading Day on which a Final Conversion Trigger Event occurs.

(j) “Final Conversion Trigger Event” shall mean the earliest to occur of any of the following (i) the Trading Day that is no less than 90 days and no more than 150 days following the twenty (20) year anniversary of the filing of this Thirteenth Amended and Restated Certificate of Incorporation; (ii) the date on which the Founder is no longer providing services to the Company as an executive officer or director; and (iii) the Trading Day that is no less than 90 days and no more than 150 days following the date that the Founder and his controlled entities hold, in the aggregate, fewer than ten million (10,000,000) shares of the Company’s capital stock (as adjusted for stock splits, stock dividends, combinations, subdivisions and recapitalizations).

(k) “Founder” means Eric Lefkofsky, an individual.

(l) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock, Class B Common Stock or Preferred Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock, Class B Common Stock or Preferred Stock.

(m) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

(n) “Permitted Entity” means any of the following:

(i) a trust for the benefit of any person so long as the Founder directly, or indirectly through one or more other Permitted Entities, has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust;

(ii) a trust under the terms of which the Founder has retained a “qualified interest” within the meaning of §2702(b) of the Internal Revenue Code of 1986 (as amended, the “Internal Revenue Code”) or a reversionary interest so long as the Founder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust;

(iii) a trust for the benefit of one or more of (1) the Founder, (2) a Family Member of the Founder, (3) a Permitted Entity or (4) a charitable organization, foundation or similar Entity in which the trustee is one or more of (x) the Founder, (y) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments or (z) a member of the Board of Directors, an executive officer of the Company, a private banker at a nationally or internationally recognized financial institution or a legal advisor of the Founder, in each case, so long as such person is approved by a majority of the members of the Board of Directors other than the Founder (if serving as a member of the Board of Directors), provided, that any such person described in clauses (x), (y) or (z) of the foregoing is subject to appointment and removal solely by the Founder (directly or indirectly through a Permitted Entity) or a Permitted Entity (a “Qualified Trustee”); provided that exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by such trust is at all times held by one or both of (i) the Qualified Trustee (ii) the Founder or a Permitted Entity, and if at any time (A) the Founder or a Permitted Entity or (B) the Qualified Trustee does not have exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, then each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and provided, further, in the event a Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder or Permitted Entity, as applicable, shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock held by such trust shall be automatically converted into shares of Class A Common Stock;

(iv) a trust under the terms of which the Founder has the power to revest in the Founder title to the trust property, if such power is exercisable solely by the Founder without the approval or consent of any other person or with the consent of a “related or subordinate party” within the meaning of §672(c) of the Internal Revenue Code, provided that exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by such trust is at all times held by one or both of (i) the Qualified Trustee (ii) the Founder or a Permitted Entity; and provided, in the event a Qualified Trustee resigns as trustee, or becomes ineligible to be a Qualified Trustee, or otherwise ceases to serve as a Qualified Trustee, the Founder or Permitted Entity, as applicable, shall have sixty (60) days to appoint a replacement Qualified Trustee before any shares of Class B Common Stock held by such trust shall be automatically converted into shares of Class A Common Stock. A trust satisfying the conditions of Section 1(n)(iii) or this Section 1(n)(iv) is referred to herein as a “Qualified Trust”;

(v) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which the Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case the Founder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(vi) a charitable organization, foundation or similar Entity organized and operated primarily for religious, scientific, literary, education or a charitable purpose (a “Qualified Charity”) so long as the Founder, directly, or indirectly through one or more other Permitted Entities, or a Qualified Trustee of a Qualified Trust, retains exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such Qualified Charity, it being understood that the Founder shall be deemed for all purposes hereof to retain exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Qualified Charity as long as the Founder, a Permitted Entity, or a Qualified Trustee of a Qualified Trust has the right to, directly or indirectly, elect and remove such number of the members of the board of directors, managers or other similar persons in such Qualified Charity who have sufficient voting or other power to direct or exercise the Voting Control and Disposition Control of the shares of Class B Common Stock held of record by such Qualified Charity; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such Qualified Charity) to the Founder or such Permitted Entity, as applicable;

(vii) an estate, so long as the Founder has exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held by such estate; and

(viii) any Entity (each, a “Founder Entity”) in which the Founder, directly, or indirectly through one or more Permitted Entities, or a Qualified Trustee of a Qualified Trust, owns or controls shares, membership interests or other voting interests with sufficient voting control in the Entity, or otherwise has legally enforceable rights, such that the Founder retains exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Founder Entity, it being understood that the Class B Stockholder shall be deemed for all purposes hereof to retain exclusive Disposition Control and exclusive Voting Control with respect to the shares of Class B Common Stock held of record by such Founder Entity as long as the Founder, a Permitted Entity, or a Qualified Trustee of a Qualified Trust has the right to, directly or indirectly, elect and remove such number of the members of the board of directors, managers or other similar persons in a Founder Entity who have sufficient voting or other power to direct or exercise the Voting Control and Disposition Control of the shares of Class B Common Stock held of record by such Founder Entity.

For the sake of clarity, in this Section 1(n), the Founder will be deemed to have exclusive Disposition Control and exclusive Voting Control over shares of Class B Common Stock held by a person if a Permitted Entity or, in the case of a Qualified Trust, a Qualified Trustee has exclusive Disposition Control and exclusive Voting Control over such shares.

(o) “Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder who is a natural person (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Entity that is a trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Entity that is a trust;

(ii) by the trustee of a Permitted Entity that is a trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Entity that is a trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(iv) by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity, or the trustee of a Permitted Entity that is a trust of such Qualified Stockholder.

(p) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(q) “Qualified Stockholder” means (i) the Founder, (ii) any record holder of a share of Class B Common Stock at the Effective Time, and (iii) a Permitted Transferee.

(r) “Trading Day” means any day on which The Nasdaq Stock Market, or any national stock exchange under which the Company’s equity securities are listed for trading, is open for trading.

(s) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(v) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

(t) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting, directly or indirectly, of such share by proxy, voting agreement or otherwise.

2. Rights Relating To Dividends, Subdivisions and Combinations.

(a) Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of this Part D of Article IV, any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b) The Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock, Class B Common Stock or Preferred Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock, Class B Common Stock or Preferred Stock.

4. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to thirty (30) votes for each share thereof held.

(c) Voting Generally. Except as required by law or as otherwise set forth herein, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law or as otherwise set forth herein, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

(d) Class B Common Stock Protective Provisions. Notwithstanding anything herein to the contrary, so long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the approval by vote or written consent of the holders of a majority of the outstanding shares Class B Common Stock, voting together as a separate class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i) amend, alter, or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(ii) reclassify any outstanding shares of Class A Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one vote for each share thereof;

(iii) issue any shares of Preferred Stock having the power (whether exclusive or shared) to vote, or direct the voting of such shares by proxy, voting agreement or otherwise, equal or superior to the Voting Control; or

(iv) issue any additional shares of Class B Common Stock or other securities convertible into shares of Class B Common Stock, except for the issuance of Class B Common Stock issuable upon a dividend payable in accordance with Section 2(b) of this Part D of Article IV.

5. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

6. Automatic Conversion.

(a) Automatic Conversion of the Class B Common Stock. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(b) Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(c) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Company as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(d)  Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6 of Part D of Article IV, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. Redemption. The Common Stock is not redeemable.

8. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

9. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors; provided, however, that, notwithstanding the foregoing, until the Final Conversion Date, the number of directors that shall constitute the whole Board of Directors may also be fixed by a resolution approved by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class.

2. Election.

(a) Directors shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting.

(b) No stockholder entitled to vote at an election for directors may cumulate votes.

(c) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d)  Election of directors need not be by written ballot unless the Bylaws so provide.

(e) Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Company, shall be given in the manner and to the extent provided in the Company’s Bylaws.

3. Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled by the affirmative vote of (a) a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director, or (b), if such vacancy is created prior to the Final Conversion Date, the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5. Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

B. Stockholder Actions. Following the Final Conversion Date, no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

Prior to the Final Conversion Date, any action required or permitted to be taken by the stockholders of the Company at a meeting may be effected by consent in writing or by electronic transmission of such stockholders in compliance with Section 228 of the DGCL.

C. Bylaws. Subject to the restrictions of Section 4(d) of Part D of Article IV, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, any time after the Final Conversion Date, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

D. Special Meetings of Stockholders. Special meetings of the stockholders (a) may be called, for any purpose as is a proper matter for stockholder action under the DGCL, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and (b) until the Final Conversion Date, shall be called, for any purpose as is a proper matter for stockholder action under the DGCL, by the Secretary of the Company upon the written request of stockholders of record entitled to cast not less than a majority of the votes at such special meeting, provided that such written request is in compliance with the Bylaws of the Company.

VI.

A. The liability of the directors and officers of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B. To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise. If applicable law is amended after approval by the stockholders of this paragraph B of Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, an officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as an officer of the Company, except for liability (a) for any breach of the officer’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit, or (d) arising from any action brought by or in the right of the Company. If applicable law is amended after approval by the stockholders of this paragraph C of Article VI to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

D. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

E. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

F. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

G. Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII and subject to the restrictions of Section 4(d) of Part D of Article IV, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote required by law or by this Certificate of Incorporation, after the Final Conversion Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

* * * *

FOUR:  This Amended and Restated Certificate of Incorporation has been duly authorized in accordance with Sections 228, 242 and 245 of the DGCL.

[Signature Page Follows]

Tempus AI, Inc. has caused this Thirteenth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on [●], 202[●].

TEMPUS AI, INC.

By:
Eric Lefkofsky
Chief Executive Officer